SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 19, 2000

                                DRUGMAX.COM, INC.
             (Exact name of registrant as specified in its charter)

           NEVADA                     0-24362                    34-1755390
(State or other jurisdiction of     File Number               (I.R.S. Employer
incorporation)                                               Identification No.)

                           12505 STARKEY ROAD, SUITE A
                              LARGO, FLORIDA 33773
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (727) 533-0431

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On April 19, 2000, DrugMax.com, Inc. (the "Company"), DrugMax Acquisition Corporation ("Buyer"), a wholly owned subsidiary of the Company, Valley Drug Company ("Valley"), Ronald J. Patrick ("Patrick") and Ralph A. Blundo ("Blundo," and together with Patrick, the "Sellers") signed a Merger Purchase Agreement (the "Agreement") and consummated the transactions contemplated thereby. Pursuant to the Agreement, Valley was merged into DrugMax Acquisition Corporation, thereby becoming a wholly owned subsidiary of the Company (the "Merger"). In connection with the Merger, Messrs. Patrick and Blundo, the sole shareholders of Valley, received an aggregate of 226,666 shares of Company common stock and cash in the amount of $1,700,000. Until such time as their shares of the Company may be sold pursuant to Rule 144 of the Securities and Exchange Commission, Messrs. Blundo and Patrick were granted the right to include their shares in any registration filed by the Company. Concurrent with the Merger, Messrs. Patrick and Blundo each deposited 11,333 shares of Company common stock with an escrow agent (the "Holdback Shares"). If the Stockholders' Equity of Valley on April 19, 2000 is less than $541,827, the Company will have the right to direct the escrow agent to release some or all of the Holdback Shares back to the Company. If the Stockholders' Equity of Valley on April 19, 2000 is greater than $541,827, the escrow agent will release all of the Holdback Shares to Messrs. Patrick and Blundo. The Stockholders' Equity of Valley as of April 19, 2000 will be determined by the Company's independent certified public accountants.

         Valley is engaged in the business of full line sales of pharmaceuticals, over-the-counter products, health and beauty aids and nutritional supplements. Management of the Company determined that it is in the best interest of the Company to consummate the Merger to strengthen the Company's marketing and business development expertise, enable it to expand its presence in the online Business-to-Business segment, and provide additional sources of revenues for the Company.

         The Company determined the amount of the consideration paid for Valley based on its determination of the value of Valley to the Company. The source of funds used by the Company to complete the Merger above was cash on hand. The Company will account for the Merger as a purchase.

         The consent of National City Bank, Youngstown, Ohio ("National City") was a condition to consummation of the Merger. As of April 19, 2000, Valley was indebted to National City in the amount of approximately $6,200,000. National City gave its consent to the Merger subject to the deposit of $300,000 by Messrs Patrick and Blundo and $500,000 by the Company to secure partial payment of the indebtedness and the execution of an unlimited and continuing guaranty of payment by the Company. National City has agreed to complete its due diligence of the Company by July 15, 2000. If upon conclusion of its due diligence, National City determines, in its sole discretion, not to continue to retain the financing arrangement, the Company will have 120 days after receipt of notice of such determination during which to obtain replacement financing.

         Concurrent with the Merger, Messrs. Patrick and Blundo were elected directors of Valley. Jugal K. Taneja, William L. LaGamba and Stephen M. Watters, all of whom are also directors of the Company, were also elected directors of Valley. The Company has also agreed to appoint Patrick a Director of the Company, to serve until the next annual meeting of the Company's stockholders, at which meeting Patrick may stand for re-election if he so desires.

         Blundo was elected president, and Patrick was elected secretary, of Valley. Each of whom entered into a three-year employment agreement with Valley and agreed, with certain exceptions, not to compete with Valley during the term of their employment and for two years after termination of employment.

         The description of the transactions described above is qualified in its entirety by reference to the Agreement and other documents referred to herein.
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ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      Financial Statements.

         As of the date of filing of this current report on Form 8-K, it is impracticable for the Company to provide the financial statements required by this Item 7(a). In accordance with Item 7(a)(4) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no

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later than 60 days after the date that this Form 8-K was required to be filed.

(b)      Pro Forma Financial Information.

         As of the date of the filing of this current report on Form 8-K, it is impracticable for the Company to provide the pro forma financial information required by this Item 7(b). In accordance with Item 7(b) of Form 8-K, such financial information shall be filed by amendment to this Form 8-K no later than 60 days after the date that this Form 8-K was required to be filed.

(c)      Exhibits.

         The exhibits to this report are listed in the Exhibit Index set forth elsewhere herein.
                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    DRUGMAX.COM, INC.


                                    /s/ WILLIAM L. LAGAMBA
                                    -------------------------------------------
                                    William L. LaGamba, Chief Executive Officer

Dated:  May 3, 2000
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                                  EXHIBIT INDEX



   EXHIBIT NO.                   DESCRIPTION

   2.1 Merger Purchase Agreement between DrugMax.com, Inc., DrugMax Acquisition Corporation, and Valley Drug Company, Ronald J. Patrick and Ralph A. Blundo dated as of April 19, 2000.

   10.1 Consent of National City Bank to the Merger dated April 13, 2000.